Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2017 (except Note 2, as to which the date is      ), in the Registration Statement (Form S-1 No. 333-222509) and related Prospectus of Victory Capital Holdings, Inc. for the registration of 13,455,000 shares of its common stock.

Ernst & Young LLP

Cleveland, Ohio

The foregoing consent is in the form that will be signed upon the completion of the adjustment of capital accounts described in Note 2 to the financial statements.

/s/ Ernst & Young LLP

Cleveland, Ohio

January 27, 2018